Exhibit 10.1

TRANSLATION FOR REFERENCE ONLY
Addendum to the Sub-concession Contract for the Operation of Games of Fortune and Chance or Other Games in Casino in the Macau Special Administrative Region
Between

SJM Resorts, S.A., hereinafter referred to as the concessionaire, with registered offices in Macau, at Avenida de Lisboa, no. 2 to 4, Hotel Lisboa, 9. o floor, registered with the Commercial and Movable Property Registrar Office under number 15056, herein represented by its attorneys Leong On Kei, holder of Macau Resident Identity Card no. 7385888(8) and Rui José da Cunha, holder of the Macau Resident Identity Card no. 1238667(8);

And

MGM Grand Paradise, S.A., hereinafter referred to as the sub-concessionaire, with registered offices in Macau, at Avenida do Dr. Sun Yat Sen, no. 1101, Edifício MGM Macau, registered with the Commercial and Movable Property Registrar Office under number 18972, herein represented by Feng, Kenneth Xiaofeng, holder of Hong Kong Resident Identity Card no. M365735(9), and António José Ferreira de Castro dos Santos Menano, holder of the Macau Resident Identity Card no. 5211513(6).
Whereas,

The concessionaire has been granted a concession by the Macau Special Administrative Region for the operation of games of fortune and chance or other games in casino by entering into an administrative concession contract for the operation of games of fortune and chance or other games in casino in the Macau Special Administrative Region on March 28, 2002, as amended on April 29, 2005, September 26, 2013, January 23, 2017, March 15, 2019 and March 23, 2020.

On June 23, 2022, the Macau Special Administrative Region and the concessionaire entered into an addendum to the concession contract for the operation of games of fortune and chance or other games in casino.
The parties hereby mutually accept and agree to execute the present addendum to the sub-concession contract for the operation of games of fortune and chance or other games in casino.
SJM Resorts, S.A., pursuant to clause 82 no. 1 of the sub-concession contract entered into between the concessionaire and the Sub-concessionaire, was authorized to enter into the present addendum.

Clause One:

Amendment
Clauses eight, forty-three and sixty-three-A of the Sub-concession Contract for the Operation of Games of Fortune and Chance or Other Games in Casino entered into between the concessionaire and the sub-concessionaire on April 19, 2005, as amended on March 15, 2019 and March 23, 2020, are amended as follows:

"Clause eight - Deadline for sub-concession

One. The term of this sub-concession is extended until December 31, 2022.

Two. (Unchanged)"

"Clause forty-three - Reversion of casinos and gaming equipment and utensils

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TRANSLATION FOR REFERENCE ONLY

One. On December 31, 2022, except when the sub-concession is terminated before this date, the casinos, as well as the gaming equipment and gaming utensils assigned to the games of the sub-concessionaire, even if located outside those, shall revert free of charge and automatically to the Macau Special Administrative Region, and the sub-concessionaire undertakes to deliver them in perfect condition and operation, without prejudice to the normal wear and tear from their use for the purposes of this sub-concession contract, and free of any encumbrances or charges.

Two. The sub-concessionaire undertakes to immediately deliver the assets referred to in the preceding paragraph and sign the documents legally specified by the Government.

Three. (Unchanged).

Four. (Unchanged).

Five. (Unchanged).

Six. (Unchanged)."

"Clause sixty-three A - Bank guarantee to warrant the fulfillment of labour liabilities

One. The sub-concessionaire undertakes to provide an autonomous bank guarantee at the first demand in an amount of not less than eight hundred and eighty million patacas in favour of the Macau Special Administrative Region, to warrant the fulfillment of labour liabilities upon expiry of the present sub- concession contract.

Two. (Unchanged).

Three. (Unchanged).

Four. (Unchanged).

Five. (Unchanged).

Six. (Unchanged)."

Clause Two:

New Clauses
Clauses nine A and forty-three A will be added to the sub-concession contract, as follows:

"Clause nine A - Locations for the operation of authorized games of fortune and chance

The sub-concessionaire is authorized to operate games of fortune and chance in casino on the following premises:

1.“Casino MGM Macau”, located in Avenida Dr. Sun Yat Sen, NAPE, Macau;
2.“Casino MGM Cotai”, located in Avenida da Nave Desportiva, Cotai, Macau"

"Clause forty-three A - Casinos

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TRANSLATION FOR REFERENCE ONLY
Pursuant to paragraph 40 of Law No. 16/2001 and clause forty-three of the sub-concession contract, the following casinos of the sub-concessionaire shall revert free of charge and free of any encumbrances or charges to the Macau Special Administrative Region, at the time the sub-concession is terminated:

1.“Casino MGM Macau”;
2.“Casino MGM Cotai”."

Clause Three - Consideration for the extension:

One. As consideration for the extension of the term of the sub-concession for the operation of games of fortune and chance or other games in casino until 31 December 2022, the sub-concessionaire shall pay to the Macau Special Administrative Region, upon execution of this addendum, the amount of forty- seven million patacas.

Two. The sub-concessionaire undertakes to comply with the obligations stated in clause sixty-three-A, as amended by clause one hereinabove, within the term of three months from the date of execution of this Addendum.

Clause Four - Undertakings:
For the purposes of awarding this addendum, the sub-concessionaire accepts to sign documents undertaking to revert the casinos to the Macau Special Administrative Region as provided in Law No. 16/2001 and subsequent amendments, as well as in the Sub-concession Contract for the Operation of Games of Fortune and Chance or Other Games in Casino as amended herein. The scope of the casinos is demarcated in such documents.

Clause Five - Other contractual clauses:

The remaining clauses of the Sub-concession Contract remain unchanged.

Clause Six - Other:
This addendum, made in both official languages, is executed in three originals, with one original to be delivered to the concessionaire, one original to the sub- concessionaire and one original to the Macau Special Administrative Region.

Clause Seven - Entry into force:
This addendum shall be effective on the day of its execution by the parties.
Macau, on June 23, 2022.

For the Concessionaire	For the Sub-concessionaire

/s/ Leong, On Kei	/s/ Feng, Kenneth Xiaofeng
Leong, On Kei	Feng, Kenneth Xiaofeng

For the Concessionaire	For the Sub-concessionaire

/s/ Rui José da Cunha	/s/ António José Ferreira de Castro dos Santos Menano
Rui José da Cunha	António José Ferreira de Castro dos Santos Menano

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